UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM	8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 18, 2024

Brookdale Senior Living Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Westwood Place,	Suite 400,	Brentwood,	Tennessee	37027
(Address of principal executive offices)				(Zip Code)

Registrant's telephone number, including area code	(615)	221-2250

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	BKD	New York Stock Exchange
7.00% Tangible Equity Units	BKDT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 18, 2024, Brookdale Senior Living Inc. (the “Company”) and certain of its subsidiaries, and Ventas, Inc. (“Ventas”) and certain of its subsidiaries, entered into Amendment No. 5 to Amended and Restated Master Lease and Security Agreement (the “Amended Master Lease”) and Amendment No. 1 to Amended and Restated Guaranty (the “Amended Guaranty”) as described below. Under the Amended Master Lease, beginning January 1, 2026, the Company will continue to lease 65 communities (“renewal properties”) and the remaining 55 communities (“non-renewal properties”) that are not renewed will either be sold by Ventas or transitioned, with such transitions commencing on or after September 1, 2025.

The Amended Master Lease amends the Amended and Restated Master Lease and Security Agreement (the “Master Lease”), dated as of July 26, 2020, by and among certain subsidiaries of the Company named therein (collectively, “Tenant”) and certain subsidiaries of Ventas named therein (collectively, “Landlord”) as the same has previously been amended. The Amended Master Lease provides for an aggregate annual minimum rent for the renewal properties of approximately $64 million beginning on January 1, 2026. Effective on January 1, 2027, and on January 1 of each lease year thereafter, the annual minimum rent will continue to be subject to an escalator equal to 3%. Under the Amended Master Lease, the term of the Master Lease will be extended through December 31, 2035 with one 10-year extension option remaining.

In addition, the Landlord has agreed to fund costs associated with capital expenditures at the communities subject to the Master Lease in the aggregate amount of up to $35 million during the calendar years 2025 to 2027, provided that, with respect to any such amounts funded by the Landlord, the annual rent under the Master Lease will prospectively increase by the amount of each reimbursement multiplied by the greater of (i) 8% and (ii) the United States 10-Year Treasury Rate plus 3.5%. No more than $15 million may be funded in each calendar year.

The Amended Master Lease provides that the Landlord will use commercially reasonable efforts to sell 11 of the non-renewal properties. Rent for any non-renewal properties to be sold will continue through December 31, 2025 regardless of the date of the sale (subject to a potential rent credit associated with the sale of one large community in the group). For the remaining 44 non-renewal properties, the Landlord will begin transitions on or after September 1, 2025. Rent will terminate with respect to any property that is transitioned on the earlier of the date of such transition or December 31, 2025. In the event any non-renewal property is not sold or transitioned by December 31, 2025, the Company may manage such properties at a management fee of 5%, generally until the earlier of the transition or sale of such property or December 31, 2026.

The obligations of Tenant, and certain other subsidiaries of the Company under other agreements with Ventas, are guaranteed by the Company pursuant to the Amended Guaranty, which amends and reaffirms the Amended and Restated Guaranty, dated as of July 26, 2020, by and among the Company, certain of its subsidiaries, Ventas and certain of its affiliates. Under the Amended Guaranty, the fee to be paid by the Company to Ventas in the event of a change of control has been revised from $25 million to $12.5 million.

The foregoing descriptions of the Amended Master Lease and Amended Guaranty do not purport to be complete and are qualified in their entirety by reference to the Amended Master Lease and Amended Guaranty, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

Date:	December 19, 2024	By:	/s/ Chad C. White
		Name:	Chad C. White
		Title:	Executive Vice President, General Counsel and Secretary